Exhibit 99.2

U.S. PHYSICAL THERAPY, INC. (“USPH”)

DISCRETIONARY LONG-TERM INCENTIVE PLAN FOR SENIOR MANAGEMENT

FOR 2014 (“Discretionary LTIP”)

Purpose: To incentivize Executives eligible for this Discretionary LTIP to achieve certain strategic, operational, business growth & development and other criteria and reward Executives when such criteria are achieved, and to align the long-term interests of Executives and shareholders of USPH by compensating the Executives in shares of USPH stock that vest over time, thereby increasing the Executives’ equity interest in USPH.

Effective Date: This Discretionary LTIP is established effective March 21, 2014.

Description of Discretionary Awards Criteria: In addition to any other awards under the U.S. Physical Therapy, Inc. 2003 Stock Incentive Plan (as amended April 1, 2013) (the “2003 Plan”) or any other long term incentive plan or bonus plan, policy or program of USPH, and not in lieu of any other such award or payment, the Compensation Committee of the Board of Directors of USPH (as the term “Committee” is defined in Section 1.8 of the 2003 Plan) may, in its judgment and at its sole discretion, grant Restricted Stock Awards (“RSAs”) under the 2003 Plan, based on its evaluation of an Executive’s performance and the collective corporate performance for 2014. Factors to be considered will include, but shall not be limited to:

General operational management effectiveness relative to external environment;

Growth in earnings power and cash flow from operations;

Accretive acquisitions;

Clinic productivity and efficiency improvements;

Initiatives to enhance the overall quality of patient care;

Manage organic growth in our existing business segments;

Development of add-ons and/or new services that compliment or enhance existing business;

Creative and effective sales and marketing;

Same store growth;

Regulatory compliance;

Maintaining adequate internal controls;

Management development;

Corporate productivity and efficiency improvements;

Dividends, share repurchases and other effective means to deploy capital;

Investor relations and communication;

Cash flow, including management of accounts receivables;

Stock price performance.

More weight may be given to strategies implemented and management decisions made during 2014 that enhance (or are likely to enhance) the long-term value of USPH.

Participants: Executives who will have an opportunity to be granted RSAs under this Discretionary LTIP shall be the Chief Executive Officer (“CEO”), the Chief Financial Officer (“CFO”) and the Chief Operation Officer (“COO”). The following shall be the maximum amount of shares that may be awarded under this program to each specified participant: CEO = up to 20,000 shares; CFO = up to 10,000 shares; COO = up to 10,000 shares.

Administration: The Compensation Committee shall administer this Discretionary LTIP. The Compensation Committee shall have the exclusive authority to interpret and construe the terms of this Discretionary LTIP and make all determinations under this plan, and its decisions shall be final and binding in all persons.

Award Grant Date: Any RSAs granted under this program shall be granted under the 2003 Plan in the first quarter of 2015 after the Compensation Committee determines the amount, if any, of the RSAs to be granted to each participant but in all events on or before March 15, 2015. In addition, RSAs shall be granted only if the participant remains employed by USPH (or its affiliates) continuously from the Effective Date through the date of the grant of the RSA. All RSAs shall be granted in writing and subject to the terms of the 2003 Plan and the specific terms and conditions (including without limitation, restrictions in transfer and substantial risk of forfeiture) as determined by the Compensation Committee in its sole discretion. RSAs that are granted under this Objective LTIP will vest evenly over 16 quarters, beginning April 1, 2015 and ending January 1, 2019. To vest, Executive must be a full-time employee/officer of USPH at vesting date, except in the event of Death or Disability (as defined in the Executive’s employment agreement with USPH) which will cause all unvested RSAs to vest. In the event of a Change in Control (as defined in Executive’s employment agreement) occurring after the grant date while the Executive is a full-time employee/officer of USPH, any unvested RSAs will be fully vested at or contemporaneous and in conjunction with such Change in Control. The terms set forth above and all other terms of any RSA grant shall be set forth in a Restricted Stock Agreement between the Executive and USPH, to be signed by the Executive and by the Chairman of the Compensation Committee (on behalf of USPH).

Certain Tax Considerations: The Compensation Committee in its discretion has determined that this program is not intended to meet the performance-based exemption under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). Any awards actually granted under this program shall be subject to Code Section 83(b).